Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, December [date] 2018. To the Company

Ladies and Gentlemen:

We have acted as legal counsel as to Netherlands law to the Company in connection with the Offering. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Reviewed Documents.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon drafts of the Reviewed Documents and pdf copies or drafts, as the case may be, of the Corporate Documents and we have assumed that the Reviewed Documents shall be entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Reviewed Documents or the Corporate Documents subsequent to the date of this opinion letter.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship

Amsterdam

Brussels

London

Luxemburg

New York

Rotterdam

arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.                                      drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.                                      the Registration Statement has been, or will be, declared effective by the SEC in the form of the draft reviewed by us;

c.                                       (i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the validity of the resolutions recorded in the Resolutions and (ii) the Current Articles are the Articles of Association currently in force and the Revised Articles are the Articles of Association as they will be in force at each Relevant Moment;

d.                                      the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign (except pursuant to the Deed of Conversion, once executed), (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), (vi) been granted a suspension of payments (surseance van betaling verleend), or (vii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

e.                                       the resolutions recorded in the Resolutions are in full force and effect, the factual statements made and the confirmations given in the Resolutions and the Deed of Issue are complete and correct and the Resolutions correctly reflect the resolutions recorded therein;

f.                                        no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Company;

g.                                       none of the members of the Management Board and the Supervisory Board has a direct or indirect personal interest which conflicts with the interest of the Company and the business connected with it in respect of any of the resolutions recorded in the Resolutions or the matters contemplated thereby;

h.                                      the Deed of Issue has been validly signed and executed on behalf of the Company;

i.                                          the Offering, to the extent made in the Netherlands, has been, is and will be made in conformity with the FSA and the rules promulgated thereunder;

j.                                         the Option (i) has been validly granted as a right to subscribe for Common Shares (recht tot het nemen van aandelen), (ii) shall be in full force and effect upon being exercised and (iii) shall have been validly exercised in accordance with the terms of the Underwriting Agreement; and

k.                                      at the Relevant Moment, each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.                                     The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and, upon the execution of the Deed of Conversion, shall be validly existing as a naamloze vennootschap.

Offer Shares and Option Shares

2.                                     Subject to receipt by the Company of payment in full for the Offer Shares and the Option Shares as provided for in the Reviewed Documents, and when issued and accepted in accordance with the Resolutions and the Reviewed Documents, the Offer Shares and the Option Shares shall be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.                                   Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.                                   Pursuant to Section 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Current Articles and in the Revised Articles, we have no reason to believe that, by entering into the Reviewed Documents, the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Reviewed Documents since this is a matter of fact.

C.                                   Pursuant to Section 2:98c NCC, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c NCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c NCC is null and void (nietig). Based on the content of the Reviewed Documents, we have no reason to believe that the Company or its subsidiaries will violate Section 2:98c NCC in connection with the issue of the Offer Shares or the Option Shares. However, we cannot confirm this definitively, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.

D.                                   The opinions expressed in this opinion letter may be limited or affected by:

a.                                     any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.                                     the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.                                      claims based on tort (onrechtmatige daad);

d.                                     sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.                                      the Anti-Boycott Regulation and related legislation; and

f.                                       the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.                                    The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

F.                                     This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“Anti-Boycott Regulation”

The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.

“Commercial Register”	The Netherlands Commercial Register (handelsregister).

“Common Shares”	Common shares in the Company’s capital, with a nominal value of EUR 0.12 each.

“Company”

Centogene B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), registered with the Commercial Register under number 72822872, and to be renamed Centogene N.V. pursuant to the Deed of Conversion.

“Corporate Documents”	The Deed of Incorporation, the Deed of Conversion, the Current Articles, the Revised Articles, the Resolutions and the Registration Statement.

“Current Articles”	The Articles of Association as contained in the Deed of Incorporation.

“Deed of Incorporation”	The Company’s deed of incorporation (akte van oprichting), dated October 11, 2018.

“Deed of Conversion”	The draft deed of conversion and amendment to the Articles of Association prepared by us with reference number 82042626 M 25004107.

“Deed of Issue”	The draft deed of issue of the Offer Shares or Option Shares, as the case may be, prepared by us with reference 82042626 M 25004109 and 82042626 M 25004110, respectively.

“FSA”	The Netherlands Financial Supervision Act (Wet op het financieel toezicht).

“General Meeting”	The Company’s general meeting of shareholders (algemene vergadering van aandeelhouders).

“Management Board”	The Company’s management board (bestuur).

“NautaDutilh”	NautaDutilh N.V.

“NCC”	The Netherlands Civil Code (Burgerlijk Wetboek).

“the Netherlands”	The European territory of the Kingdom of the Netherlands.

“Offering”

The offering of the Offer Shares and, if relevant, the Option Shares, and the admission to listing and trading of those Common Shares on the NASDAQ Stock Market as contemplated by the Registration Statement.

“Offer Shares”	[•] Common Shares.

“Option”	The option to acquire Option Shares to be granted to the Underwriters pursuant to the Underwriting Agreement and the Resolutions.

“Option Shares”	Up to [•] Common Shares, or such lesser number of Common Shares in respect of which the Option is exercised.

“Registration Statement”	The Company’s registration statement on Form F-1 filed or to be filed with the SEC in connection with the Offering on or about the date of this opinion letter, in the form reviewed by us.

“Relevant Moment”	Each time that Offer Shares or Option Shares are issued pursuant to the execution of a Deed of Issue.

“Resolutions”	i. the written resolutions of the Management Board dated October 29, 2018 and [date], 2019;

ii.                                         the draft written resolution of the Supervisory Board, prepared by us with reference 82042626 M 25004131;

iii.                                      the written resolutions of the General Meeting, dated October 29, 2018 and [date], 2019;

iv.                                     the draft written resolution of the General Meeting, prepared by us with reference 82042626 M 25263219; and

v.                                        the draft written resolution of the pricing committee established by the Management Board and the Supervisory Board prepared by us with reference 82042626 M 25004117.

“Reviewed Documents”	The Deed of Issue and the Underwriting Agreement.

“Revised Articles”	The Articles of Association as they will read immediately after the execution of the Deed of Conversion.

“SEC”	The United States Securities and Exchange Commission.

“Supervisory Board”	The Company’s supervisory board (raad van commissarissen).

“Underwriters”	The Underwriters, as defined in the Underwriting Agreement.

“Underwriting Agreement”	The draft underwriting agreement to be entered into between the Company and the Underwriters in connection with the Offering, in the form reviewed by NautaDutilh.